EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
952/930-9000

ARCA Receives 3-Year Appliance Recycling Contract

from Los Angeles Department of Water and Power

November 23, 2005—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported it has been awarded a three-year appliance recycling contract by the Department of Water and Power of the City of Los Angeles (DWP).  The contract covers two programs with DWP, the Low Income Refrigerator Exchange Program and the Refrigerator Turn-In and Recycling Program.  ARCA is currently providing services for both recycling programs under previous contracts with DWP.

Under the Low Income Refrigerator Exchange Program, the DWP will provide new, super-efficient refrigerators at no cost to qualifying low-income customers in exchange for their older, working refrigerators, which ARCA will recycle in an environmentally responsible manner.  Through the DWP’s Refrigerator Turn-In and Recycling Program, qualifying customers will turn-in their older, inefficient but working refrigerators and freezers, which ARCA will also recycle.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are gratified to have this opportunity to continue to provide services for programs sponsored by the Los Angeles DWP.  By capitalizing upon ARCA’s extensive experience in high-volume, environmentally-safe appliance recycling, the DWP will reduce residential electricity demand, lower the energy bills of its customers and provide public environmental benefits.”

About ARCA

ARCA is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of November 2005, ApplianceSmart was operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.  Visit our web site at www.arcainc.com.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange

Commission.

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Visit our web site at www.arcainc.com